FBR Capital Markets Corporation
Conference Call
Second Quarter Earnings Release
July 25, 2007

MR. HARRINGTON: Thank you. Good morning. This is Kurt Harrington, Chief Financial Officer of FBR Capital Markets. Before we begin this morning's call I would like to remind everyone that statements concerning future performance, developments, events, market forecasts, revenues, expenses, earnings, run rates and any other guidance on present or future periods constitute forward-looking statements.

These forward-looking statements are subject to a number of factors, risks and uncertainties that might cause actual results to differ materially from stated expectations or current circumstances. These factors include, but are not limited to the effect of demand for public offerings, activity in the secondary securities markets, interest rates, our cost of borrowing, interest spreads, mortgage prepayment speeds, mortgage delinquencies and defaults, the risks associated with merchant banking investments, the realization of gains and losses on principal investments, available technologies, competition for business and personnel and general economic, political and market conditions.

Additional information concerning these factors that could cause results to differ materially is contained in FBR Capital Markets' annual report on Form S-1. I would now like to turn over the call to Eric Billings, Chairman and Chief Executive Officer of Capital Markets. Also joining us this morning is Rick Hendrix, President and Chief Operating Officer of FBR Capital Markets.

MR. BILLINGS: Thank you and good morning. As you have seen from the release, FBR Capital Markets turned in a very solid performance in the second quarter and the first half. The results we believe speak for themselves and I will limit my remarks to topics not discussed fully in the public announcement.

Investment banking revenues for the first six months of 2007 have already exceeded those for all of 2006 - $227 million compared to $215 million. This represents record first half revenues. Once again we were the leading firm in the 144A transactions, a market in which we have had a dominant market share over the past five years.

In June we completed our 30th transaction of this type since the beginning of 2005, a period in which we raised a total of $7.8 billion in Rule 144A placements. Underscoring that leadership position, in June we also launched FBR PLUS, a proprietary trading platform for 144A securities that we have brought to market. Currently, FBR PLUS provides data on 15 tradable 144A securities and the institutional investor response to this service and the transparency it delivers to the marketplace has been both complimentary and enthusiastic.

Our observation about Rule 144A placements, we see a continuing evolution in the marketplace as 144A transactions become increasingly mainstream. In this regard, we will continue to be one of the biggest beneficiaries of this trend, given our unmatched experience and expertise in this growth segment of the market.

At the close of the quarter FBR Capital Markets book value was $8.20 per share. The company had $528 million in equity and no debt. We will continue to deploy that cash in merchant banking investments, acquisitions in the asset management area, and strategic investments in externally managed business.

During the second quarter, the company achieved a 17% return on equity without the benefit of leverage and with over $450 million in cash. Our investment banking transactions continue to be well distributed across the industry groups we cover. During the first half, we experienced meaningful contributions from technology, diversified industries, insurance, energy and real estate, along with an increase in activity in our financial institutions group, resulting in a well diversified revenue mix. We have a strong pipeline going into the second half of 2007, and the mergers and acquisition advisory services group we acquired in the first quarter has integrated well with our industry banking teams. As we have noted on previous calls, financial sponsors are an increasingly important client group for FBR Capital Markets. In the first six months of this year, financial sponsors were involved in eight of our transactions in which $1.1 billion were raised. We intend to continue to add resources in support of both our M&A advisory business and our financial sponsors coverage during the coming quarters.

On the international side of our investment banking business, we named a new CEO of FBR International, appointed a new head of investment banking in our London office, and opened an office in Sydney, Australia. We have near term investment banking pipeline opportunities in both of these offices and we are seeing very positive trends in our secondary trading business in Europe and Australia.

As we stated in the release, over the past year we have taken a series of steps to position the company for continued growth, many of them involving increased leadership responsibilities for a number of key employees. In addition to the previously mentioned changes in our international operations, we have recently named new heads of institutional sales, equity trading, research and most recently hired a new chief marketing and distribution officer for our asset management businesses. Many of these positions have been filled by promotions from within, a testament to the depth and talent of the overall FBR Capital Markets' team.

Also of note, in order to neutralize dilution resulting from the vesting of restricted employee stock and the exercise of options over time, the FBR Capital Markets' Board of directors has a authorized a buyback of one million shares of FBR Capital Markets stock.

In summary, as outlined in our strategic plan, we have broadened our industry verticals, acquired a dedicated M&A advisory group and expanded our sales and trading platform, continued to build on our market-leading position serving small to mid-cap issuers. In addition, we expect within the next 90 days, to create an external commercial lending business, servicing FBR Capital Markets' industry verticals. Finally in our asset management businesses our plans are well underway for the development of several externally managed businesses and acquisitions that would increase our capabilities and grow our assets under management.

Before opening the call to questions I would like to welcome analysts from Lehman, Jeffries and ThinkEquity Partners, all of whom recently initiated coverage of FBR Capital Markets. We will now take questions.

OPERATOR: The first question comes from the line of Roger Freeman from Lehman Brothers.

MR. FREEMAN: Oh, hi, good morning.

MR. BILLINGS: Hi Roger.

MR. FREEMAN: I guess Eric you talked a bit about the diversity of, the industry diversity and the deals you've done so far this year. Can you talk a little bit about the backlog and how that looks from a diversification standpoint, maybe percent, sort of non-financial related and any other industries you could highlight where you have concentration?

MR. BILLINGS: So Roger, you know, we really don't want to get into a broad description of our backlog, other than to say as we have it is robust, it is broad, it is diversified and it continues to evolve in that way. And I think that the important thing to understand is that literally all of our industry groups are having increased penetration in the transactions that they are securing for future business. And we feel very good in that regard. So I think that's probably the best way to answer.

MR. FREEMAN: Okay, yeah. And if you could look out at the pipeline as well, any comments between advisory and capital raising in terms of the strengths? Would you characterize them both as pretty equally strong?

MR. HENDRIX: Yeah Roger, this is Rick. The pipeline is strong in both areas. The advisor piece of it is growing really in a faster rate because of the addition of the M&A team in the first quarter. But it's heavily weighted for capital raising, you know, given just the nature of the business. And I think that'll continue to be the case.

But clearly the advisory backlog and the pipeline is building at a faster rate and becoming a bigger percentage of the business.

MR. FREEMAN: Okay, and then I wanted to ask you a question about the 144 trading platforms where we're seeing, you know, reportedly a consortium of bulge bracket firms looking to build a platform. There's been one-off efforts, obviously Goldman, and I guess Morgan reportedly.

How do you think about those efforts and the impact that that can have on your business? Obviously you've launched, you know, FBR PLUS and then there's NASDAQ out in the fray there as well which you've been working with. Can you just tell me a little bit on how you sort of see these platforms evolving in sort of open source systems versus, you know, sort of closed systems?

MR. BILLINGS: So I think Roger, from a number of perspectives I think first we would say that it is becoming apparent I think that the 144A method of raising capital is the most efficient, effective method to raise capital in the world today. And the clarity of that evolution is going to certainly continue to cause the 144A market percentage participation to grow in our judgment very significantly, meaningfully and systematically into the future.

And so with that will come these other methods to provide liquidity to these stocks in the aftermarket. We certainly view these as all very positive. They are adding to the acceptability, the credibility of the 144A market. And clearly we are seeing significant benefit from that process. So we think that, you know, the 144A market for instance as I think you know, we have 15 companies now in our portal. We will be adding many, a number of companies over the next couple months that we've already completed 144A transactions for, as they come out of their quiet period.

And so the liquidity that's going to be provided in these markets, in fact over the last year our liquidity is now roughly equal to the liquidity provided in the comparably sized IPO in these aftermarkets. Now it's different as you know, it's more lumpy, it's an institutional market, it's not a day to day trader necessarily, but it is a block trading market. But it has growing and significant liquidity and we think these other activities, these other launches will only add to that capability.

MR. FREEMAN: Okay, great, that's helpful. And I'll ask one more and get back in the queue. As you look to grow the asset management business in terms of acquisitions, are you looking more at traditionals, say long only, or alternatives? And opportunities you're looking at now, are they more in the form of lift outs or actual, you know, acquiring entire asset managers?

MR. HENDRIX: We've, Roger we've really looked at kind of all the above. We are focused on building the alternative business internally to a large degree. We have a lot of experiences as I think you know in creating externally managed businesses and we think that's a real opportunity for us in the asset management area, and have a number of those efforts underway. From an acquisition perspective, what was looked at has been more lift outs and long only. But we are actively evaluating a number of different opportunities.

I would say though, I don't see anything that is a near term transaction. But, you know, we're being, you know, patient, the valuations are high today and so you need to find the right circumstance and be able to do a transaction with the right structure to keep the people in place and keep them incented. And we've done a lot of work on all those fronts and are going to continue to. But we're, you know, when we find the right opportunity I think we're kind of uniquely positioned to take advantage of it, given the, you know, the liquidity on the balance sheet and so forth and we look forward to doing that.

MR. FREEMAN: All right, okay, thanks.

OPERATOR: The next question comes from the line of Dan Fannon of Jeffries.

MR. FANNON: Good morning. Can you guys give us some more detail in terms of your planned investments in externally managed vehicles and what those entities might look like or what type of businesses they might be?

MR. BILLINGS: So, Dan, a couple of things. As you know on the road show we have indicated that we are intending to launch a company that would be owning government related municipalities -- state and local government properties that we would externally manage from FBR Capital Markets. This is a methodology and our judgment to invest in the commercial real estate industry which we obviously have a very long history of doing.

While we consider the asset class fundamentally fully valued -- not over valued, just fully valued. We think this is a very attractive way to still invest in this market. We believe we can create this business, purchase assets, triple-net lease them back to local governments at seven-plus cap rates and/or lease rates, I should say leverage that with a positive spread, generate a cash return on equity in the low-teens, low to mid-teens, have the lease bumps and equity appreciation associated with the ownership of those assets. And we think that this is a uniquely attractive way to participate in commercial real estate today. And we are actively working at securing assets that we can acquire and with that completion we would then formally launch the 144A, which we would externally manage from FBR Capital Markets. So, that's one example.

There are two other examples of companies that we are expecting. One would be the commercial lending business that we are intending to launch hopefully in the next ninety days. This company would be a business that would externally manage from FBR Capital Markets where the capital would be raised. We would originate the loans from FBR Capital Markets. The lending would be there. We would do this jointly with another commercial lending business who would provide the due diligence and the operating character to the business.

And so these are two vehicles that we think we'll raise significant capital for. Externally manage those businesses and then obviously hope to continue to grow those businesses into the future and adding to asset management fee based revenues from that source, as well as providing other beneficial activities to FBR Capital Markets business. So those are two, I think, examples of the things that we're expecting to be doing externally, and we think fairly near term these should be launched and completed.

MR. FANNON: Okay that's helpful. And then in terms of the third quarter, the last year obviously was a very weak period in terms of banking revenue for you. And then, you know, a lot of that is some seasonality in terms of the summer months. How should we look at kind of the timing of transactions for 3Q versus 4Q given that the strength of your backlog and the kind of diversity that you talked about?

MR. HENDRIX: Dan, the fourth quarter for us has historically been seasonally our strongest quarter going back over the years. But I don't -- we feel really good about where the business is right now and so we certainly don't foresee anything even remotely like the weakness we saw in the third quarter of last year. We have a great backlog and pipeline.

So sitting here today, I'm not sure I can predict for you whether the third is going to be stronger than the fourth, but the fourth quarter is almost always been our strongest quarter. So, I think that's a reasonable expectation, but that is not any reflection on the third quarter because we feel, you know, very good about where the business is and where the backlog is right now.

MR. BILLINGS: I mean, Dan, the only comment I'd add to that is I think, as we've described -- I think I would rather look at the franchise more as just evolving very broadly and deeply. And we would, you know -- certainly allowing for the natural volatility around the character of our franchise, we think that it is a systematically growing developing backlog franchise in all of the verticals. And from that perspective, I think we would expect to see in essence growth in every quarter. Now, that is growth around volatility.

But I also would just tell you, third quarter last year is what we still describe very much as a complete anomaly. The third quarter is not a historically bad quarter for us. We are very comfortable in raising capital in August -- July, August. And we are intending to launch numerous transactions in August of this year, for instance. So we would -- we don't necessarily expect any seasonal type reduction in these numbers. Again, I -- we feel great, strong as -- broad as I think we could. Having said that, there's always the unknown in volatility and I want people to always recognize that about the character of the franchise investment banking business.

MR. FANNON: Great. That's helpful. Thank you very much.

MR. BILLINGS: Thank you.

OPERATOR: The next question comes from the line of Terry Babe with ThinkEquity Partners.

MR. BABE: Good morning, nice quarter. The first question -- what was the revenue generated from private placements in the quarter?

MR. HENDRIX: It was roughly a hundred million dollars of the banking revenue.

MR. BABE: Okay. Great. And then as we look out into 3Q would you expect on the banking side that to be sequentially up from 2Q's level?

MR. BILLINGS: Investment banking's revenue?

MR. BABE: Right.

MR. BILLINGS: You know, Terry, again we really can't get into that and we don't want to get into projections. I want people to think about the character of the business, the breadth.

The growing recognition of the FBR capital markets grand capabilities. Certainly importantly at the private equity level. And with that, in essence, every day growth of that -- of that recognition and understanding naturally will come with the greater securing of business opportunities, transactions to do. And as we grow the franchise greater advisory business comes from that as a natural extension. And I think in thinking about it in that regard, I think you can draw the proper conclusions as to the character and direction of the growth of the business. And I think people need to make that judgment.

This is obviously at this time a very exciting, very robust period particularly in the development of the 144A market, which we are enormously involved with. And so that gives us, we think, very good opportunities even in the near term. And so these are good ways to think about it generally. And again, always remembering that severe breaks in capital markets and things like that can alter these events and numbers, and so people just need to think about it in those terms as well.

MR. BABE: Okay. Great. And then in terms of the advisory business it looks like the revenue was down slightly sequentially. I mean any thoughts around that and just kind of expectations of how that ramps up over the coming quarters?

MR. HENDRIX: Well, we do expect it to ramp up over the coming quarters. As we mentioned earlier with regard to the backlog, it's a growing portion of the backlog with the addition of the team in the first quarter of this year. So, you know, this is a long cycle business a long tail business from a revenue standpoint, and we would not have expected to see a big impact in the second quarter of '07 from the addition of that team. We do expect increasingly big contributions or meaningful contributions from that part of our business as we go forward.

MR. BABE: Okay. Great. And then just at a high level, can you just talk about your views of the capital markets and kind of directionally where you think they're headed as we move throughout the end of the year and into the next?

MR. HENDRIX: You know, this is obviously -- I mean if you look at yesterday this is a choppy market and there is a lot of concern and uncertainty about the financing market in particular and what impact that's going to have on both deal activity and overall evaluations. I would tell you just, you know, one observation we have, particularly about our business and the 144A business, is that this is a great exit style transaction for financial sponsors. And to the extent that there is financing risk in any of those portfolios given the leverage that is on those businesses today, we think an equity takeout in the form of 144A is a really attractive alternative for those firms. And so while a real break, as Eric described, is always going to have an impact broadly on activity, those things typically are short in time frame. And once you find the level even if we were to go through a period like that we think we're really well positioned to take advantage of it.

So, you know, as everybody knows we're in a market where there is a lot of fear and a lot of sensitivity to what's happening in the credit markets and how that may or may not impact equities. That said there is a very high level of overall activity right now and we don't see that changing in the near term. Obviously if this thing, you know, continues to accelerate and people have deeper concerns, you know, there could be a pause here. But today we see really strong activity levels in our business.

MR. BILLINGS: And I would just add to that, Terry, very quickly, again we certainly think the market is fine. You know the evidence is that the economy is fine, it's strong, it's broad internationally and you know occasionally we get minor distortions and things like that. Obviously the non primary area is more than a minor distortion. But these are facilitated through our system in society very, very efficiently and effectively. And the market is fine. The market is -- again, we would describe the market as basically being fully valued, not over valued at all. And that is a normal and very reasonable environment to be in and we don't see anything that would in the near term certainly cause that to be meaningfully different than that.

MR. BABE: That's helpful. And then lastly on the head count -- it looks like head count kicked down from the first quarter. Just have any commentary on that and expectations for how that continues to expand throughout the year?

MR. HENDRIX: That is really just kind of normal activity. There was no particular change in terms of our growth plan and we didn't have any broad based cuts or anything like that so we believe we're going to continue to be head count grow throughout the year. I think it's likely you'll see growth in kind of a five percent range through the back half of the year.

MR. BABE: Okay. Great. Thanks.

OPERATOR: We have a follow up question from Roger Freeman of Lehman Brothers.

MR. FREEMAN: Hi. I just want to I guess follow up on a couple of comments there around the outlook. One is -- I think you talked earlier in the discussion about the number of private equity partners you're talking with. As you're looking forward inside of that back log and how would you characterize private equity sponsors as a customer based client base -- I mean is it half of your discussions are with private equity companies at this point?

MR. BILLINGS: You know, Roger, I would say that it's greater than that. And I think it's important, as Rick mentioned, just to think about the character of the private equity shop which is of course as we all know the character of those partnership structures do require the turnover and the liquification of those investments. And really obviously at least a four year cycle. And obviously we're seeing it now sometimes in much shorter time frames.

The alternatives for them basically are to sell the business. That is about a year time frame to complete typically. It does have contingencies and other aspects that are typically associated with it and tails that the private equity shop has to incur. There is the conventional IPO process but because of the circumstance and the regulatory environment today from start to end that's a 9-15 month process in the United States. And therefore from a timing perspective more difficult. And then of course the 144A which can be completed in a time frame as short as eight weeks from start to finish with no contingencies or liabilities associated with it creates an opportunity that is completely superior and unique. And I think because of that the private equity world as it becomes more and more familiar with FBR and our dominance and capability to execute with this speed and efficiency is very much in essence reaching out to us as much as we are to them. And so this will continue to build in a very meaningful way and obviously gives us in a sense a one stop shop because we have eight industry verticals on many, many companies with almost every private equity shop we see.

So rather than going out in a sort of more methodical process of seeing companies on a one off basis. Of course we still do very often. But this gives us an opportunity to see the owners of business where sophisticated from a capital market perspective which is very beneficial to us. And to seeing effectively many companies in one stop and so we are adding meaningful resources to this area and we would expect that those percentages continue to evolve and grow.

MR. FREEMAN: Ok. And now there are like a couple of private equity shops themselves that are going the 144 route. Have you spoken to any of those smaller ones about doing 144s themselves?

MR. HENDRIX: We have had a number of different conversations within that industry about different capitalization opportunities. I think that there are a number of different thoughts out there among that group of investors about the best ways to access permanent capital. And we certainly are involved in a lot of those conversations.

MR. FREEMAN: Okay. Then the other thing with respect to the outlook if you think about the 144 backlog versus say a traditional IPO backlog -- is it more or less sticky or is there no real pattern in terms of IPOs you know were it to dry out if we got into a sustained downturn in the market -- does the 144 market react any better or worse in that respect since it's an institutional target audience?

MR. BILLINGS: You know I would say, Roger, I think the history is that it's more resilient for a number of reasons. A.) the speed. I think B.) because of the character of the buyers on the other side because they're all sophisticated institutional investors -- Because of the evolution of this industry where, particularly in the early years, it was a much less liquid market.

The market has very meaningfully developed where we, as we often say to our institutional clients, when you invest here, you're investing in the business, not the stock, per se. And so, you've developed a whole base here of people that I just, you know, really very, very exceptional investors. And they're looking for investment opportunities in any market, literally, any market. Now, of course, the pricing will be altered. And so, where demand slows is where the seller is willing to sell.

Not really the buyer is willing to buy. But, but if, in a meaningful enough break, of course, you will have more and more sellers less willing to sell. But, it is our experience that in a broader band than people may think, when there is an access to capital, whether it's through capitalize of business or the sell of business, even at sometimes meaningfully different prices, then would have previously been considered, people will, will take that exit if they can.

And so, we think the 144A has been, historically, very, very resilient in these regards. And we would expect that to continue. But, again, the proper caveat is, in big enough breaks, you know, obviously, everything would be, would be affected. And we keep talking about breaks. We, I want to be clear. We don't see that. We're very constructive about the markets. So, again, they're fully valued, but they're certainly not over valued in our judgment and they're fine in this regard. So, I think that's how we look at that character of the 144A market.

MR. FREEMAN: Okay let me just ask one more. Your agency commissions in the institutional brokerage business were up twenty percent sequentially, the market volumes were up about five percent. Can you just talk a little bit to that in terms of I guess, market share gains, where you're seeing it, what types of customers, maybe what types of stock, and is there more maybe commissions coming from trading the actual 144 securities that you make markets in?

MR. HENDRIX: We, Roger, we've had market share gains in this business for a number of years through what everybody knows has been tough secular trends. And I think that's going to continue, and we, we are more and more relevant, I think, in a lot of ways, to not just mid-size money managers, but even the biggest mutual fund complexes given our activity levels in the small and mid-cap arena. And we've continued to add resources to research and that's an important part of our business, and we have continued to be paid, frankly, for what we provide, both in terms of research and our calendar.

A you know we've maintained commission rates above four cents a share. And that's a reflection of the fact that we believe clients in that part of the business think that we add value and we'll continue to do that. So, the growth is not in any particular part of the client base. It's really across the spectrum. And, in terms of the percentage of our revenues that are trading 144A's, that's clearly a growing percentage, but it's small. In 2006, it was around $5 million of our overall trading revenues. That will continue to grow as we put more and more companies on the trading platform. And clearly you know, we have less pressure there from a commission perspective than we do with any other parts of the business.

MR. FREEMAN: Right, okay, thanks.

OPERATOR: This concludes the end of our question answer session. Mr. Billings, please proceed with your closing remarks.

MR. BILLINGS: So, thank you, everybody, for joining us. We appreciate it, and we look forward to speaking to you all next quarter.

OPERATOR: This concludes today's FBR Capital Markets Second Quarter Earnings Release conference call. You may now disconnect.